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                                                                   EXHIBIT 10.62

                               [VANS LETTERHEAD]

                                 August 4, 1997


BY FACSIMILE 503/238-1965
R. Douglas Allen
President
Board Wild
3321 S.E. Hawthorne Blvd.
Portland, OR 97214

      Re: Vans, Inc. ("Vans") Investment in Board Wild L.L.C., an Oregon limited liability company ("BW")

Dear Doug:

      This confirms our discussion of the following terms of the above proposed transaction (the "Transaction"):

      1. Vans' Initial Investment. Vans will make an initial investment in BW of $300,000 ("Vans' Initial Interest"), as follows:

            1.1 $150,000, by wire transfer, upon BW's written acknowledgment of the terms discussed in this letter, in exchange for a 12.5% ownership interest in BW. In the event the Transaction does not close, $84,500 of such amount shall be applied to Vans' sponsorship fee for the Fall/Winter 1997 episodes of BW's television series, "Board Wild" (the "Series"), and the balance of such amount shall be repaid to Vans by BW no later than December 31, 1997.

            1.2 An additional $150,000, by wire transfer, in exchange for a second 12.5% ownership interest in BW, upon Vans receiving written evidence satisfactory to it that BW has completed an agreement with 20th Century Fox Corporation ("Fox") to syndicate the Series throughout the U.S. for a period of no less than one year on the Fox Sports Net (the "Fox Transaction").

            1.3 Notwithstanding subparagraphs 1.1 and 1.2 above, in the event BW is able to sell the international syndication rights to episodes of the Series produced in 1997 and 1998 for one of the amounts set forth below, on or before the first anniversary of the closing of the Transaction, BW shall have the right, for a period of 30 business days, to repurchase the percentage ownership interest of Vans' Initial


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Interest set forth opposite such amounts for a purchase price of $8,620 per percentage point.


         Dollar Amount of                        Percentage of Ownership
         International Syndication               Repurchasable by BW
         -------------------------               -------------------

         Less than $1.0 million                           zero
         $1.0 million - $1.499 million                    2.5%
         $1.5 million - $2.499 million                    5.0%
         $2.5 million - $2.999 million                    7.5%
         $3.0 million and above                          10.0%

Provided, however, in the event BW repurchases more than 5% of Vans' Initial Interest, Vans shall have the right, for a period of 30 business days, to purchase additional ownership interests in BW so that Vans' Initial Interest is no less than 20%. The purchase price for such additional ownership interests shall be $25,000 per percentage point.

      2. The Option. In addition to Vans' Initial Interest, on the first anniversary of the closing of the Transaction, Vans shall have the right, for a period of 30 business days, to purchase up to an additional 8% of BW for an aggregate purchase price of $200,000 (the "Option"). Notwithstanding the foregoing, if in connection with the Fox Transaction Fox purchases in excess of a 10% ownership interest in BW, then the number of ownership percentage points purchasable by Vans under the Option shall be decreased by one percentage point for each percentage point Fox acquires in excess of 10%. For example, if Fox acquires 15% of BW, then the number of percentage points subject to the Option shall be reduced to 3%.

      3. Other Agreements. BW agrees that, if the Transaction closes, Vans shall automatically become a permanent sponsor for the Series. Vans and BW shall mutually agree to Vans' rights as a permanent sponsor, but such rights shall include, but not be limited to: presenting billboards in every episode; product and athlete features; and 30-second ad spots at discounted rates. Additionally, advertisements created by Vans shall receive prominent placement in the snow and surf guides outlined in BW's July 29, 1997 Joint Venture Agreement proposal, for no further consideration.

      4. Closing. The parties agree that the terms discussed herein are nonbinding and are subject to the completion of Vans' due diligence and to closing. BW acknowledges that the investment made by Vans under subparagraph 1.1 is a gesture of good faith specifically made on the basis of BW's assurances that it has completed no less than 26 episodes of the Summer/Fall 1997 Series and that it has signed enough sponsors to adequately fund the distribution and airing of such episodes during the Summer and Fall of 1997.


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        If the foregoing accurately describes our understanding, please sign this letter in the space provided below.

                                       Very Truly Yours,

                                       /s/ JAY E. WILSON

                                       Jay E. Wilson
                                       Vice President - Marketing

Agreed to:

Board Wild L.L.C., and
Oregon limited liability company

By:/s/ R. DOUGLAS ALLEN
   -----------------------------
   R. Douglas Allen
   President

Date signed: 8/4/97
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cc:  Gary Schoenfeld
     Craig Gosselin
     Kyle Wescoat


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